Putnam Money Market Fund, March 31, 2017, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		   1,019
Class B	  	       1
Class C	  	       2
Class M	  	      18

72DD2

Class R	  	       1
Class T1	       1

73A1

Class A		  0.0013
Class B		  0.0001
Class C		  0.0001
Class M		  0.0007

73A2

Class R		  0.0001
Class T1	  0.0004

74U1

Class A	      	 802,014
Class B	 	  12,065
Class C	   	  23,941
Class M	  	  27,314

74U2

Class R	  	  12,232
Class T1	   2,830

74V1

Class A		    1.00
Class B		    1.00
Class C		    1.00
Class M		    1.00

74V2

Class R		    1.00
Class T1	    1.00

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.